Exhibit 10.2.2

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT is made as of this 9th day of November, 2018, by and among AQUA PENNSYLVANIA, INC., a Pennsylvania corporation (“Borrower”), the several banks which are parties to this Agreement (each a “Bank” and collectively, the “Banks”) and PNC BANK, NATIONAL ASSOCIATION in its capacity as agent for the Banks (in such capacity, the “Agent”).

BACKGROUND

A. The Borrower, the Agent and the Banks are parties to an Amended and Restated Credit Agreement, dated as of November 17, 2016 (as heretofore amended, supplemented, modified, or restated, the “Credit Agreement”), pursuant to which the Banks have made available to the Borrower a revolving credit facility in an aggregate amount of $100,000,000 (the “Facility”).  The loans under the Facility are evidenced by the Borrower’s Notes to the Banks in the aggregate principal amount of $100,000,000.

B. The Borrower, the Agent and the Banks desire to extend the Termination Date of the Facility and modify certain other provisions of the Credit Agreement, all on the terms and subject to the conditions herein set forth.

NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1. Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.
2. Amendment to Credit Agreement. Effective on November 14, 2018 (the “Effective Date”), the Credit Agreement is hereby amended as follows:
(a) The following definitions shall be inserted in Section 1.1 in the appropriate alphabetical order:

“Beneficial Owner”: for the Borrower, each of the following: (i) each individual, if any, who, directly or indirectly, owns 25% or more of the Borrower’s Capital Stock; and (ii) a single individual with significant responsibility to control, manage, or direct the Borrower.

“Beneficial Ownership Regulations”: means 31 C.F.R. § 1010.230.

“Certificate of Beneficial Ownership”:  for the Borrower, a certificate in form and substance acceptable to the Agent (as amended or modified by the Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Borrower.

“Euro-Rate Termination Date”:  as defined in subsection 2.10(d).

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Overnight Bank Funding Rate”:  for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York (“NYFRB”), as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exists, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.

(b) The following definitions in Section 1.1 of the Credit Agreement are hereby amended and restated to read in full as follows:

“Anti-Terrorism Laws”:  any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, bribery or anti-corruption (including the FCPA) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws (including, without limitation, any of the foregoing promulgated by the U.S. Department of the Treasury's Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union and member states, Her Majesty's Treasury of the United Kingdom, the Hong Kong Monetary Authority, or other relevant sanctions authority), all as amended, supplemented or replaced from time to time.

“Termination Date”:  the earlier of (a) November 12, 2019 or any later date to which the Termination Date shall have been extended pursuant to subsection 2.8(d) hereof and (b) the date the Commitments are terminated as provided herein.

(c) Section 2.10 of the Credit Agreement is hereby amended and restated to read in full as follows:

“2.10Eurodollar Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available; Successor Eurodollar Rate.

(a)The Agent shall have the rights specified in subsection 2.10(c) if on any date on which a Eurodollar Rate would otherwise be determined, the Agent shall have determined that:

(i)adequate and reasonable means do not exist for ascertaining such Eurodollar Rate, or

(ii)a contingency has occurred which materially and adversely affects the secondary market for negotiable certificates of deposit maintained by dealers of recognized standing relating to the London Interbank Market relating to the Eurodollar Rate.

(b)The Agent shall have the rights specified in subsection 2.10(c) if at any time any Bank shall have determined that:

(i)the making, maintenance or funding of any Loan to which a Eurodollar Rate applies has been made impracticable or unlawful by compliance by such Bank in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), or

(ii)such Eurodollar Rate will not adequately and fairly reflect the cost to such Bank of the establishment or maintenance of any such Loan, or

(iii)after making all reasonable efforts, deposits of the relevant amount for the relevant Interest Period for a Loan to which a Eurodollar Rate applies are not available to such Bank in the London Interbank Market.

(c)In the case of any event specified in subsection 2.10(a) above, the Agent shall promptly so notify the Banks and the Borrowers thereof, and in the case of an event specified in subsection 2.10(b) above, such Bank shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Banks and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Banks, in the case of such notice given by the Agent, or (B) such Bank, in the case of such notice given by such Bank, to allow the Borrower to select, convert to or renew a Eurodollar Rate shall be suspended until the Agent shall have later notified the Borrower, or such Bank shall have later notified the Agent, of the Agent's or such Bank's, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Agent makes a determination under subsection 2.10(a) and the Borrower has previously notified the Agent of its selection of, conversion to or renewal of a Eurodollar Rate and such interest rate has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of a Base Rate Loan to the extent permitted hereunder.  If any Bank notifies the Agent of a determination under subsection 2.10(b), the Borrower shall, subject to the Borrowers' indemnification obligations under subsection 2.13 as to any Loan of the Bank to which a Eurodollar Rate applies, on the date specified in such notice either (i) as applicable, convert such Loan to the Base Rate, or (ii) prepay such Loan in accordance with Section 2.9.  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate upon such specified date.

(d)(i)If the Agent determines (which determination shall be final and conclusive, absent manifest error) that either (A) (I) the circumstances set forth in subsection 2.10(a) have arisen and are unlikely to be temporary, or (II) the circumstances set forth in subsection 2.10(a) have not arisen but the applicable supervisor or administrator (if any) of the Eurodollar Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying the specific date after which the Eurodollar Rate shall no longer be used for determining interest rates for loans (either such date, a “Euro-Rate Termination Date”), or (B) a rate other than the Eurodollar Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Agent may (in consultation with the Borrower) choose a replacement index for the Eurodollar Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in Eurodollar Rate-based interest rate in effect prior to its replacement.

(ii)The Agent and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Agent, for the implementation and administration of the replacement index-based rate.  Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 9.1), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. Philadelphia time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Banks, unless the Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Banks stating that such Banks object to such amendment.

(iii)Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (A) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a Eurodollar Rate-based rate to a replacement index-based rate, and (B) may also reflect adjustments to account for (I) the effects of the transition from the Eurodollar Rate to the replacement index and (II) yield- or risk-based differences between the Eurodollar Rate and the replacement index.

(iv)Until an amendment reflecting a new replacement index in accordance with this Subsection 2.10(d) is effective, each advance, conversion and renewal of a Loan under the Eurodollar Rate Option will continue to bear interest with reference to the Eurodollar Rate; provided, however, that if the Agent determines (which determination shall be final and conclusive, absent manifest error) that a Euro-Rate Termination Date has occurred, then following the Euro-Rate Termination Date, all Loans as to which the Eurodollar Rate would otherwise apply shall automatically be converted to the Base Rate (which shall be determined without utilizing the Daily LIBOR Rate component thereof) until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(v)Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.”

(d) Section 3.21 of the Credit Agreement is hereby amended and restated to read in full as follows:

“3.21  No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.  The Borrower has instituted and maintains policies and procedures designed to promote and achieve continued compliance with Anti-Terrorism Laws.”

(e) The following two additional Sections 3.23 and 3.24 are hereby added at the end of Section 3 of the Credit Agreement:

“3.23Anti-Corruption. Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of any Responsible Officer of the Borrower, any director, officer, agent, employee or other person acting on behalf of the Borrower or any of its Subsidiaries, has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption law; and the Borrower has instituted and maintains policies and procedures designed to promote and achieve continued compliance therewith.

3.24Certificate of Beneficial Ownership.  If the Borrower qualifies as a legal entity customer under the Beneficial Ownership Regulations, the Certificate of Beneficial Ownership for the Borrower executed and delivered to the Agent and the Banks on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. The Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.”

(f) The following additional Section 5.13 shall be added at the end of Section 5 of the Credit Agreement:

“5.13  Certificate of Beneficial Ownership and Other Additional Information.  The Borrower shall provide to the Agent and the Banks: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership, if any, provided to the Agent and the Banks; (ii) if applicable, a new Certificate of Beneficial Ownership when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by the Agent or any Bank from time to time for purposes of compliance by the Agent or such Bank with applicable Laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Agent or such Bank to comply therewith.”

3. Loan Documents.  Except where the context clearly requires otherwise, all references to the Credit Agreement in any of the Loan Documents or any other document delivered to the Banks or the Agent in connection therewith shall be to the Credit Agreement as amended by this Agreement.

4. Borrower’s Ratification.  The Borrower agrees that it has no defenses or set-offs against the Banks or the Agent or their respective officers, directors, employees, agents or attorneys, with respect to the Loan Documents, all of which are in full force and effect, and that all of the terms and conditions of the Loan Documents not inconsistent herewith shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms.  The Borrower hereby ratifies and confirms its obligations under the Loan Documents as amended hereby and agrees that the execution and delivery of this Agreement does not in any way diminish or invalidate any of its obligations thereunder.
5. Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Banks that:

(a) The representations and warranties made in the Credit Agreement are true and correct in all material respects as of the date hereof; provided, however, that for purposes of the representations in Section 3.1 thereof, the annual and quarterly financial information referred to in such Section shall be deemed to be the most recent such information furnished to each Bank;

(b) No Default or Event of Default under the Credit Agreement exists on the date hereof; and
(c) This Agreement has been duly authorized, executed and delivered so as to constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

All of the above representations and warranties shall survive the making of this Agreement.

6. Conditions Precedent.  The effectiveness of the amendments set forth herein is subject to the fulfillment, to the satisfaction of the Agent and its counsel, of the following conditions precedent on or before the Effective Date:

(a) The Agent shall have received, with copies or counterparts for each Bank as appropriate, the following, all of which shall be in form and substance satisfactory to the Agent and shall be duly completed and executed by the Borrower, the Agent and the Banks, as applicable:

(i)	This Agreement;
(ii)

Copies, certified by the Secretary or an Assistant Secretary of the Borrower as of a recent date, of resolutions of the board of directors of the Borrower in effect on the date hereof authorizing the execution, delivery and performance of this Agreement and the other documents and transactions contemplated hereby;

(iii)

Copies, certified by its corporate secretary as of a recent date, of the articles of incorporation, certificate of formation, and by-laws of the Borrower as in effect, or a certificate stating that there have been no changes to any such documents since the most recent date, true and correct copies thereof were delivered to the Agent;

(iv)

If the Borrower qualifies as a legal entity customer under the Beneficial Ownership Regulations, an executed Certificate of Beneficial Ownership for the Borrower and such other documentation and other information requested by the Agent and the Banks in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(v)	Such additional documents, certificates and information as the Agent or the Banks may require pursuant to the terms hereof or otherwise reasonably request.

(b) After giving effect to this Agreement, the representations and warranties set forth in the Credit Agreement shall be true and correct in all material respects on and as of the date hereof; provided, however, that for purposes of the representations in Section 3.1 thereof, the annual and quarterly financial information referred to in such Section shall be deemed to be the most recent such information furnished to each Bank.

(c) No Default or Event of Default shall have occurred and be continuing as of the date hereof.
7. Miscellaneous.

(a) All terms, conditions, provisions and covenants in the Loan Documents and all other documents delivered to the Agent and the Banks in connection therewith shall remain unaltered and in full force and effect except as modified or amended hereby.  To the extent that any term or provision of this Agreement is or may be deemed expressly inconsistent with any term or provision in any Loan Document or any other document executed in connection therewith, the terms and provisions hereof shall control.

(b) The execution, delivery and effectiveness of this Agreement shall neither operate as a waiver of any right, power or remedy of the Agent or the Banks under any of the Loan Documents nor constitute a waiver of any Default or Event of Default thereunder.

(c) In consideration of the Agent’s and the Banks’ agreement to amend the existing revolving credit facility, the Borrower hereby waives and releases the Agent and the Banks and their respective officers, attorneys, agents and employees from any liability, suit, damage, claim, loss or expense of any kind or failure whatsoever and howsoever arising that it ever had up until, or has as of, the date of this Agreement.

(d) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements.

(e) In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

(f) This Agreement shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania.

(g) This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) The headings used in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

(i) This Agreement may be executed in one or more counterparts, each of which counterparts when executed and delivered shall be deemed to be an original, and all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

[signature pages follow]

IN WITNESS WHEREOF, the Borrower, the Agent and the Banks have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

AQUA PENNSYLVANIA, INC.

By:	/s/ Daniel J. Schuller
Name:	Daniel J. Schuller
Title:	Executive Vice President and Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION,
as Agent and as a Bank

By:	/s/ Domenic D’Ginto
Name:	Domenic D’Ginto
Title:	Senior Vice President

CITIZENS BANK OF PENNSYLVANIA,
as a Bank

By:	/s/ Hassan Shakeel
Name:	Hassan Shakeel
Title:	Vice President

TD BANK, N.A., as a Bank

By:	/s/ Jennifer L. Suspenski
Name:	Jennifer L. Suspenski
Title:	Vice President

THE HUNTINGTON NATIONAL BANK,
as a Bank

By:	/s/ Michael Kiss
Name:	Michael Kiss
Title:	Vice President